EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165369, 333-145424 and 333-227801 of Ark Restaurants Corp. on Form S-8 of our report dated December 20, 2018 on our audits of the consolidated financial statements of Ark Restaurants Corp. and Subsidiaries as of September 29, 2018 and September 30, 2017 and for each of the years in the two-year period ended September 29, 2018 appearing in this Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended September 29, 2018.

/s/ CohnReznick LLP

Jericho, New York

December 20, 2018